Exhibit 99.1

Azur Holdings, Inc.
101 NE 3rd Avenue, Suite 1220
Ft. Lauderdale, FL 33301
(954) 763-1515 www.AzurHoldings.com

Azur Contact:
Steven Craney, Investor Relations
(954) 763-1515
StevenC@AzurHoldings.com

FOR IMMEDIATE RELEASE

Azur Holdings Announces Joint Venture on a 126-unit Condo Development Project With Forsythe Partners, LLC., The Island at Shell Landing, at Azur Shell Landing Resort

FT. LAUDERDALE, FL, August 9, 2006- Azur Holdings, Inc. (OTC BB: AZHI.OB), (Frankfurt: HCPB.F), a luxury residential, hotel and resort development company, today announced that it has entered a contract with Forsythe Partners, LLC. for the joint development of a 126-unit condo development project, “The Islands at Shell Landing”, at Azur Shell Landing Resort.

Forsythe has agreed to purchase 50% of the project for $3,200,000 with Azur Shell Landing Resort and Azur Shell Landing Development II LLC., retaining 50%. Upon execution of the contract Forsythe paid Azur Shell Landing Resort (a 75% owned subsidiary of Azur Holdings) a $100,000 non-refundable payment giving Forsythe 30 days to close upon payment of the balance of the purchase price. The contract allows Forsythe one 30 day extension to close by making a payment toward the balance of purchase price of $100,000. Under the contract Forsythe will be responsible for supplying all of the remaining financing and development capital as the project moves forward.

“We are excited about this agreement and the opportunity to move the project forward and begin the development of The Islands at Shell Landing”, stated Carl Crawford, President of Azur Shell Landing Resort, Inc.

About The Islands at Shell Landing

The Islands at Shell Landing are a 126-unit condominium project located approximately 20 minutes from the beachfront casinos in Biloxi, Mississippi, one of the top gaming and entertainment destinations in the Southeast United States. The Islands are part of Azur Shell Landing Resort, a Planned Unit Development consisting on 1,200 acres which boasts an award-winning Davis Love III Signature golf course, driving range, beautiful clubhouse, and fine dining.

About Azur Holdings, Inc.

Azur Holdings, Inc., based in Fort Lauderdale, Florida, is a publicly traded company that currently develops and markets luxury residential and resort properties. Additionally, the Company has several real estate projects under consideration, including the purchase and development of luxury hotels and resorts, domestically and internationally, and land purchases in strategic areas that can provide inventory for future development. For additional information about Azur Holdings, Inc., go to www.AzurHoldings.com.

The Private Securities Litigation Reform Act of 1995 may provide a "safe harbor" for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements related to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth, and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of Azur International, Inc. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.